      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997

                                                      REGISTRATION NO. 333-21565
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 5
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                             PSW TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7373                                   74-2796054
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

      6300 BRIDGEPOINT PARKWAY, BUILDING 3, SUITE 200, AUSTIN, TEXAS 78730
                                 (512) 343-6666
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                               DR. W. FRANK KING
                            CHIEF EXECUTIVE OFFICER
                6300 BRIDGEPOINT PARKWAY, BUILDING 3, SUITE 200
                              AUSTIN, TEXAS 78730
                                 (512) 343-6666
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:

            RICHARD R. PLUMRIDGE, ESQ.                            R.W. SMITH, JR., ESQ.
               BABAK YAGHMAIE, ESQ.                              STEPHEN A. RIDDICK, ESQ.
         BROBECK, PHLEGER & HARRISON LLP                          PIPER & MARBURY L.L.P.
                  1633 BROADWAY                                  36 SOUTH CHARLES STREET
             NEW YORK, NEW YORK 10019                         BALTIMORE, MARYLAND 21202-3010
                  (212) 581-1600                                      (410) 539-2530

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________________________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                                   AMOUNT TO
                                                                                    BE PAID
                                                                                  ------------
SEC registration fee............................................................  $     13,905
NASD filing fee.................................................................         5,089
Nasdaq National Market listing fee..............................................        38,491
Printing and engraving..........................................................       175,000
Legal fees and expenses.........................................................       450,000
Accounting fees and expenses....................................................       225,000
Directors and Officers insurance................................................       300,000
Blue sky fees and expenses......................................................         5,000
Transfer agent fees.............................................................        10,000
Miscellaneous...................................................................       127,515
                                                                                  ------------
    Total.......................................................................  $  1,350,000
                                                                                  ------------
                                                                                  ------------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which sets forth certain indemnification provisions. If commercially feasible, the Registrant intends to obtain liability insurance for its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities during the past three years (all information gives effect to an 11,250-for-1 forward split of the Registrant's issued and outstanding shares of Common Stock effected on December 18, 1996 and an 8-for-13 reverse split of the Registrant's issued and outstanding Common Stock effected on April 2, 1997):

    (a) ISSUANCES OF COMMON STOCK

    On October 1, 1996, the Registrant issued 5,538,463 shares of Common Stock to Pencom Systems Incorporated ("Pencom") in consideration of the contribution by Pencom to the Registrant of certain assets and associated liabilities of Pencom's software division and a portion of a software contract that had previously been allocated to other operations of Pencom, which net assets amounted to approximately $2.1 million.

    On January 1, 1997, the Registrant sold 8,000 shares of Common Stock to Michael J. Maples at a price of $6.25 per share.

    (b) OPTION ISSUANCES TO EMPLOYEES AND DIRECTORS

    From October 2, 1996 to March 31, 1997, the Registrant granted options to purchase a total of 1,196,710 shares of Common Stock at exercise prices ranging from $.04 to $9.00 per share to employees and directors of the Registrant.

    (c) WARRANT ISSUANCES

    On October 1, 1996, the Registrant issued warrants to purchase 507,654 shares of Common Stock to Pencom and certain Pencom employees at an exercise price of $.04 per share in connection with the Spin-Off.

    The above securities were offered and sold by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  NUMBER    DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
    **1.1   Form of Underwriting Agreement.
    **3.1   Certificate of Incorporation of the Registrant, as amended to date.
    **3.2   Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed prior to completion of the public offering.
    **3.3   Bylaws of the Registrant.
    **3.4   Form of Amended and Restated Bylaws of the Registrant to be effective upon the completion of the public offering.
    **4.1   Specimen Common Stock Certificate.
    **4.2   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant.
    **5.1   Opinion of Brobeck, Phleger & Harrison LLP.
   **10.1   Bridgepoint Lease Agreement dated October 31, 1996 between the Registrant and Investors Life Insurance
            Company of North America.
   **10.2   Lease Guarantee effective January 31, 1997 between the Registrant and Pencom Systems Incorporated.
   **10.3   Office Lease dated April 25, 1996 between G&W Investment Partners and Pencom Systems Incorporated, as
            amended.
   **10.4   Agreement of Lease dated May 13, 1996 between Newport L.G.-I, Inc. and Pencom Systems Incorporated.
    +10.5   Software Development Agreement having an effective date of March 9, 1994 between the Registrant and
            Canon Computer Systems, Inc., as amended.
    +10.6   Software Licensing Agreement having an effective date of June 13, 1996 between the Registrant and
            Canon Computer Systems Incorporated.
   **10.7   Service Agreement No. 200.504 dated as of November 26, 1990 between the Registrant and International
            Business Machines Corporation, as amended to date.
   **10.8   Software Task Order Agreement dated as of November 20, 1995 between the Registrant and Tivoli Systems,
            Inc., as amended.
   **10.9   Loan Agreement dated November 16, 1995 between Tivoli Systems Inc. and the Registrant.

  NUMBER    DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
    +10.10  Software & Methodology Licensing Agreement dated as of November 4, 1996 between the Registrant and
            Embarcadero Systems Corporation.
   **10.11  Reseller Agreement dated November 4, 1996 between the Registrant and Embarcadero Systems Corporation.
   **10.12  Credit Agreement dated November 8, 1996 between the Registrant and Texas Commerce Bank National
            Association, as amended.
   **10.13  Promissory Note dated November 8, 1996 from the Registrant to Texas Commerce Bank National
            Association.
   **10.14  Accounts Receivable Agreement dated October 1, 1996 between the Registrant and Pencom Systems
            Incorporated.
   **10.15  Letter Agreement dated October 2, 1996 between the Registrant and Pencom Systems Incorporated.
   **10.16  Recruiting Services Agreement dated January 20, 1997 between the Registrant and Pencom Systems
            Incorporated.
   **10.17  Stockholders Agreement dated October 1, 1996 between the Registrant and certain stockholders of the
            Registrant.
   **10.18  Registration Rights Agreement dated October 1, 1996 between the Registrant and certain stockholders and warrantholders of the Registrant.
   **10.19  Promissory Note dated October 19, 1995 from Dr. William Frank King to Pencom Systems Incorporated.
   **10.20  Employment Agreement dated October 19, 1992 between Dr. William Frank King and Pencom Systems
            Incorporated.
   **10.21  Employment Agreement dated October 1, 1996 between Dr. W. Frank King and the Registrant.
   **10.22  Employment Agreement dated July 1, 1993 between the Registrant and Patrick Motola.
   **10.23  Employment Agreement dated September 27, 1993 between the Registrant and William Cason.
   **10.24  Employment Agreement dated October 19, 1993 between the Registrant and Brian Baisley.
   **10.25  Employment Agreement dated July 18, 1994 between the Registrant and William Sutton Wimberley, Jr.
   **10.26  1996 Stock Option/Stock Issuance Plan.
   **10.27  Employee Stock Purchase Plan.
   **10.28  PSW Profit Sharing Plan.
   **10.29  Description of Executive Bonus Plan.
   **10.30  Stock Purchase Agreement dated as of January 1, 1997 between Michael J. Maples and the Registrant.
   **10.31  Stock Subscription dated October 1, 1996 between Pencom Systems Incorporated and the Registrant.
   **10.32  Asset Contribution Agreement dated October 1, 1996 between Pencom Systems Incorporated and the
            Registrant.
   **10.33  Assignment and Assumption Agreement dated October 1, 1996 between the Registrant and Pencom Systems
            Incorporated.
   **10.34  Warrant dated October 1, 1996 issued by the Registrant to Pencom Systems Incorporated.
   **10.35  Warrant dated October 1, 1996 issued by the Registrant to Stephen Markman.
   **10.36  Warrant dated October 1, 1996 issued by the Registrant to Thomas Pallister.
   **10.37  Warrant dated October 1, 1996 issued by the Registrant to Joy Venegas.
   **11.1   Computation of pro forma net income per share.

  NUMBER    DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
   **23.1   Consent of Ernst & Young LLP.
   **23.2   Consent of Margolin, Winer & Evens LLP.
   **23.3   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
   **24.    Power of Attorney.
   **27.1   Financial Data Schedule.
   **27.2   Financial Data Schedule.
   **27.3   Financial Data Schedule.
   **27.4   Financial Data Schedule.
   **27.5   Financial Data Schedule.
   **27.6   Financial Data Schedule.
   **27.7   Financial Data Schedule.

------------------------

**  Previously filed.

 + The Company has applied for confidential treatment with respect to certain portions of these documents. The portions of the documents which have been omitted are denoted by an asterisk [*]. The omitted portions of these documents have been filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933.

    (b) Financial Statement Schedules

    Schedule (II) -- Valuation and Qualifying Accounts

    All other Financial Statement Schedules have been omitted because the information required to be set forth therein is not applicable or not required under the instructions contained in Regulation S-X or because the information is included elsewhere in Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1993, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or
    (4) or 497 (h) under the Securities Act of 1993 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1993, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 5 TO REGISTRATION STATEMENT NO. 333-21565 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THIS 22ND DAY OF MAY, 1997.

                                PSW TECHNOLOGIES, INC.

                                By:            /s/ DR. W. FRANK KING
                                     -----------------------------------------
                                                 Dr. W. Frank King
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 22, 1997:

              SIGNATURE                                TITLE
  ---------------------------------  ------------------------------------------

  By:     /s/ DR. W. FRANK KING      President, Chief Executive Officer and
     ------------------------------  Director
           Dr. W. Frank King         (Principal Executive Officer)

  By:       *PATRICK D. MOTOLA       Senior Vice President of Operations,
     ------------------------------  Chief Financial Officer and Secretary
           Patrick D. Motola         (Principal Financial Officer)

  By:       *KEITH D. THATCHER       Vice President of Finance and Treasurer
     ------------------------------  (Principal Accounting Officer)
           Keith D. Thatcher

  By:         *WADE E. SAADI         Chairman of the Board of Directors
     ------------------------------
             Wade E. Saadi

  By:     *EDWARD C. ATEYEH, JR.     Director
     ------------------------------
         Edward C. Ateyeh, Jr.

  By:   *JONATHAN D. WALLACE, ESQ.   Director
     ------------------------------
       Jonathan D. Wallace, Esq.

  By:       *KEVIN B. KURTZMAN       Director
     ------------------------------
           Kevin B. Kurtzman

  By:       *MICHAEL J. MAPLES       Director
     ------------------------------
           Michael J. Maples

  By:       *THOMAS A. HERRING       Director
     ------------------------------
           Thomas A. Herring

  *By:     /s/ DR. W. FRANK KING
     ------------------------------
           Dr. W. Frank King
            Attorney-in-Fact

                                 EXHIBIT INDEX

  NUMBER    DESCRIPTION                                                                                         PAGE
----------  -----------------------------------------------------------------------------------------------  -----------
    **1.1   Form of Underwriting Agreement.
    **3.1   Certificate of Incorporation of the Registrant, as amended to date.
    **3.2   Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed prior to completion of the public offering.
    **3.3   Bylaws of the Registrant.
    **3.4   Form of Amended and Restated Bylaws of the Registrant to be effective upon the completion of the public offering.
    **4.1   Specimen Common Stock Certificate.
    **4.2   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and
            Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant.
    **5.1   Opinion of Brobeck, Phleger & Harrison LLP.
   **10.1   Bridgepoint Lease Agreement dated October 31, 1996 between the Registrant and Investors Life
            Insurance Company of North America.
   **10.2   Lease Guarantee effective January 31, 1997 between the Registrant and Pencom Systems
            Incorporated.
   **10.3   Office Lease dated April 25, 1996 between G&W Investment Partners and Pencom Systems
            Incorporated, as amended.
   **10.4   Agreement of Lease dated May 13, 1996 between Newport L.G.-I, Inc. and Pencom Systems
            Incorporated.
    +10.5   Software Development Agreement having an effective date of March 9, 1994 between the Registrant and Canon Computer Systems, Inc., as amended.
    +10.6   Software Licensing Agreement having an effective date of June 13, 1996 between the Registrant and Canon Computer Systems Incorporated.
   **10.7   Service Agreement No. 200.504 dated as of November 26, 1990 between the Registrant and
            International Business Machines Corporation, as amended to date.
   **10.8   Software Task Order Agreement dated as of November 20, 1995 between the Registrant and Tivoli
            Systems, Inc., as amended.
   **10.9   Loan Agreement dated November 16, 1995 between Tivoli Systems Inc. and the Registrant.
    +10.10  Software & Methodology Licensing Agreement dated as of November 4, 1996 between the Registrant and Embarcadero Systems Corporation.
   **10.11  Reseller Agreement dated November 4, 1996 between the Registrant and Embarcadero Systems
            Corporation.
   **10.12  Credit Agreement dated November 8, 1996 between the Registrant and Texas Commerce Bank National
            Association, as amended.
   **10.13  Promissory Note dated November 8, 1996 from the Registrant to Texas Commerce Bank National
            Association.
   **10.14  Accounts Receivable Agreement dated October 1, 1996 between the Registrant and Pencom Systems
            Incorporated.
   **10.15  Letter Agreement dated October 2, 1996 between the Registrant and Pencom Systems Incorporated.
   **10.16  Recruiting Services Agreement dated January 20, 1997 between the Registrant and Pencom Systems
            Incorporated.
   **10.17  Stockholders Agreement dated October 1, 1996 between the Registrant and certain stockholders of the Registrant.

  NUMBER    DESCRIPTION                                                                                         PAGE
----------  -----------------------------------------------------------------------------------------------  -----------
  **10.18  Registration Rights Agreement dated October 1, 1996 between the Registrant and certain stockholders and warrantholders of the Registrant.
  **10.19  Promissory Note dated October 19, 1995 from Dr. William Frank King to Pencom
           Systems Incorporated.
  **10.20  Employment Agreement dated October 19, 1992 between Dr. William Frank King and Pencom Systems Incorporated.
  **10.21  Employment Agreement dated October 1, 1996 between Dr. W. Frank King and the
           Registrant.
  **10.22  Employment Agreement dated July 1, 1993 between the Registrant and Patrick
           Motola.
  **10.23  Employment Agreement dated September 27, 1993 between the Registrant and
           William Cason.
  **10.24  Employment Agreement dated October 19, 1993 between the Registrant and Brian
           Baisley.
  **10.25  Employment Agreement dated July 18, 1994 between the Registrant and William
           Sutton Wimberley, Jr.
  **10.26  1996 Stock Option/Stock Issuance Plan.
  **10.27  Employee Stock Purchase Plan.
  **10.28  PSW Profit Sharing Plan.
  **10.29  Description of Executive Bonus Plan.
  **10.30  Stock Purchase Agreement dated as of January 1, 1997 between Michael J.
           Maples and the Registrant.
  **10.31  Stock Subscription dated October 1, 1996 between Pencom Systems Incorporated and the Registrant.
  **10.32  Asset Contribution Agreement dated October 1, 1996 between Pencom Systems
           Incorporated and the Registrant.
  **10.33  Assignment and Assumption Agreement dated October 1, 1996 between the
           Registrant and Pencom Systems Incorporated.
  **10.34  Warrant dated October 1, 1996 issued by the Registrant to Pencom Systems
           Incorporated.
  **10.35  Warrant dated October 1, 1996 issued by the Registrant to Stephen Markman.
  **10.36  Warrant dated October 1, 1996 issued by the Registrant to Thomas Pallister.
  **10.37  Warrant dated October 1, 1996 issued by the Registrant to Joy Venegas.
   **11.1  Computation of pro forma net income per share.
   **23.1  Consent of Ernst & Young LLP.
   **23.2  Consent of Margolin, Winer & Evens LLP.
   **23.3  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
   **24.   Power of Attorney.
   **27.1  Financial Data Schedule.
   **27.2  Financial Data Schedule.
   **27.3  Financial Data Schedule.
   **27.4  Financial Data Schedule.
   **27.5  Financial Data Schedule.
   **27.6  Financial Data Schedule.
   **27.7  Financial Data Schedule.

------------------------

**  Previously filed.

+ The Company has applied for confidential treatment with respect to certain portions of these documents. The portions of these documents which have been omitted are denoted by an asterisk [*]. The omitted portions of these documents have been filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933.